Exhibit 4.40

Time Charter
GOVERNMENT FORM
Approved by the New York Produce Exchange
November 6th, 1913-Amended October 20th, 1921; August 6th, 1931; October 3rd, 1946

This Charter Party, made and concluded in Athens 20th day of June 2018 Between Rightmove Owners Inc, Marshall Islands Owners of the good Malta Flag ~~Steamship/~~Motorship M.V. "HUAHINE" – See Clause 29 for specification ~~of of                         tons gross register, and ……………………. tons net register, having engines of                         indicated hours power and with hull, machinery and equipment in a thoroughly efficient state, and classed………………………………………………….. at……………………. of about …………………… cubic feet bale capacity, and about ……………………. tons of 2240 lbs. deadweight capacity (cargo and bunkers, including fresh water and stores not exceeding one and one half percent of ship's deadweight capacity, allowing a minimum of fifty tons) on a draft of … feet ………. inches on ……….. Summer freeboard, inclusive of permanent bunkers, which are of the capacity of about ………………………………….. tons of fuel, and capable of steaming, fully laden, under good weather conditions about …knots on a consumption of about ………………………. tons of best Welsh coal best grade fuel oil best grade Diesel oil~~ now ~~under construction~~ ……………………….
and TMS Dry Ltd. Charterers of the Marshall Islands.
Witnesseth, That the said Owners agree to let, and the said Charterers agree to hire the said vessel, from the time of delivery, for ~~about~~ an open ended period exact period in Charterer's Option, Owners have option to convert t/c to 12 months fixed rate t/c by giving Charterers 90 days notice, trading always via safe anchorage(s), safe berth(s), safe port(s), always afloat and always within Institute Warranty Limits, with lawful harmless bulk cargoes which to be loaded, stowed, carried, discharged in accordance with IMO recommendations and/or any other local/national regulations  and always in conformity with Vessel's class certificate requirements.
within below mentioned trading limits.
Charterers to have liberty to sublet the vessel for all or any part of the time covered by this Charter, but Charterers remaining responsible for the fulfillment of this Charter Party.  Acceptance of delivery shall not constitute a waiver of Owners' obligations under this Charter.
Vessel to be placed at the disposal of the Charterers, ~~at~~ on dropping last outward sea pilot ex dry dock Shanhaiguan, Zhoushan in Owners' Option at any time, day or night, Sunday and Holidays included ~~in such dock or at such wharf or place (where she may safely lie, always afloat, at all times of tide, except as otherwise provided in clause No.6), as the Charterers may direct.  If such dock, wharf or place be not available time to count as provided for in clause No.5.~~  Vessel on her delivery to be ready to receive cargo with clean-swept, holds and tight, staunch, strong and in every way fitted for the service, having water ballast, ~~winches and donkey boiler with sufficient steam power, or if not equipped with donkey boiler, then other power sufficient to run all the winches at one and the same time~~ (and with full complement of officers, seamen, engineers and firemen for a vessel of her tonnage), to be employed, in carrying lawful merchandise, ~~including petroleum or its products, in proper containers~~, excluding as per Rider Clauses…………………………………………. ~~(vessel is not to be employed in the carriage of Live Stock, but Charterers are to have the privilege of shipping a small number on deck at their risk, all necessary fittings and other requirements to be for account of Charterers), in such lawful trades, between safe port and/or ports in British North America, and/or United States of America, and/or West Indies, and/or Central America, and/or Caribbean Sea, and/or Gulf of Mexico, and/or Mexico, and/or South America …………….....………. and/or Europe and/or Africa, and/or Asia, and/or Australia, and/or Tasmania, and/or New Zealand, but excluding Magdalena River, River St. Lawrence between October 31st and May 15th, Hudson Bay and all unsafe ports; also excluding, when out of season, White Sea, Black Sea and the Baltic~~
Trading Exclusions – As per Rider Clauses ……………………………………………………………………………………………………………………………………………… ………………………………………………………………………………………………………………………………………………
as the Charterers or their Agents shall direct, on the following conditions:
1. That the Owners shall provide and pay for all provisions, wages and consular shipping and discharging fees of the Crew, see Rider Clause; shall pay for the insurance of the vessel, also for the all the cabin, deck, engine-room and other necessary stores, including boiler water and maintain her class and keep the vessel in a thoroughly efficient state in hull and holds, machinery and equipment for and during the service.
2. That the Charterers whilst the vessel is on hire shall provide and pay for all the fuel except as otherwise agreed, Port Charges canal tolls, Pilotages, Agencies, Commissions, Garbage Removal, Consular Charges (except those pertaining to the Crew and vessel's flag), and all other usual expenses except those before stated, but when the vessels puts into a port for causes for which vessel is responsible, then all such charges incurred shall be paid by the Owners.  Charterers to pay only for reasonably required tugboat assistance in port approaches, but always as it is customary for this type/size of the vessel regarding weather/tide conditions and place/port in question.  ~~Fumigations ordered because of illness of the crew to be for Owners account.  Fumigations because of cargoes carried or ports visited while vessel employed under this charter to be for Charterers' account.  All other fumigations to be for Charterers' account after vessel has been on charter for a continuous period of six months or more.~~

Charterers are to provide necessary dunnage and shifting boards, also any extra fittings requisite for a special trade or unusual cargo, but Owners to allow them the use of any dunnage, and shifting boards already aboard vessel.  Charterers to have the privilege of using shifting board for dunnage, they making good any damage thereto.
3. ~~That the Charterers, at the port of delivery, and the Owners at the port of re-delivery, shall take over and pay for all fuel remaining on board the vessel at the current prices in the respective ports, the vessel to be delivered with not less than ……………..tons and not more ………………. tons and to be re-delivered with not less than……………… tons and not more than……………tons.~~
4. That the Charterers shall pay for the use and hire of the said Vessel at the rate of see Clause 44.
No payment of Bunkers on delivery/redelivery.
…………………………… ~~United States Currency per ton on vessel's total deadweight carrying capacity, including bunkers and stores, on~~ …………………… ~~summer freeboard, per Calendar Month,~~ commencing on and from the day of her delivery, as aforesaid, and at and after the same rate for any part of a day ~~month~~; hire to continue until the hour of the day of her re-delivery in like good order and condition, ordinary wear and tear excepted, to the Owners (unless lost) ~~at~~ on dropping last outward sea pilot one safe port passing Muscat outbound/ South Japan range including People's Republic of China/South Korea//Philippine Islands/Taiwan or  Charterers' Option Skaw/Passero range including United Kingdom Continent, port in Charterers' Option, at anytime day or night Sundays and holidays included ……………………….. unless otherwise mutually agreed.  ~~Charterers are to give Owners not less than ……………………..days notice of vessels expected date of re-delivery, and probable port.~~
5. ~~Payment of said hire to be made in New York in cash in United States Currency, semi-monthly every 15 days in advance, and for the last half month or part of same the approximate amount of hire, and should same not cover the actual time, hire is to be paid for the balance day by day, as it becomes due, if so required by Owners, unless bank guarantee or deposit is made by the Charterers, otherwise failing the punctual and regular payment of the hire, or bank guarantee, or on any breach of this Charter Party, the Owners shall be at liberty to withdraw the vessel from the service of the Charterers, without prejudice to any claim they (the Owners) may otherwise have on the Charterers.  Time to count from 7 a.m. on the working day following that on which written notice of readiness has been give to Charterers or their Agents before 4 p.m., but if required by Charterers, they to have the privilege of using vessel at once, such time used to count as hire.~~
Cash for vessel's ordinary disbursements at any port may be advanced as required by the Captain, by the Charterers or their Agents, subject to 2½% commission and such advances shall be deducted from the hire. The Charterers, however, shall in no way be responsible for the application of such advances and in case Owners outlays are disputed, Owners are to settle disputed items with agents involved directly.
6. That the cargo or cargoes be laden and/or discharged in any dock or at any wharf or place that Charterers or their agents may direct, provided the vessel can safely lie always afloat at any time of tide~~, except at such places where it is customary for similar size vessel to safely lie aground~~.
7. That whole reach of the Vessel's Hold, ~~Decks,~~ and usual places of loading (not more than she can reasonably stow and carry), also accommodations for Supercargo, if carried, shall be at the Charterers' disposal, reserving only proper and sufficient space for Ship's officers, crew, tackle, apparel, furniture, provisions, stores and fuel. Charterers have the privilege of passengers as far as accommodations allow, ~~Charterers paying Owners.~~......... ~~per day per passenger for accommodations and meals. However, it is agreed that in case any fines or extra expenses are incurred in the consequence of the carriage of passengers, Charterers are to bear such risk and expense~~.
8. That the Captain shall prosecute his voyages with the utmost despatch, and shall render all customary  assistance with ship's crew and boats, The Captain (although appointed by the Owners), shall be under the orders and directions of the Charterers as regards vessel's employment and agency; and Charterers are to load, stow, and trim, tally and discharge the cargo at their expense under the supervision of the Captain, who is to sign Bills of Lading, for cargo as presented, in conformity with Mate's ~~or Tally Clerk's~~ receipts without prejudice to this Charter Party.
9. That if the Charterers shall have reason to be dissatisfied with the conduct of the Captain, Officers, or Engineers, the Owners shall on receiving particulars of the complaint, investigate the same, and, if necessary, make a change in the appointments.
10. That the Charterers shall have permission to appoint a Supercargo, who shall accompany the vessel and see that voyages are prosecuted with the utmost despatch. He is to be furnished with free accommodation, and same fare as provided for Captain's table, Charterers paying at the rate of U.S. $10.00 per day. Owners to victual Pilots and Customs Officers, and also, when authorized by Charterers or their Agents, to victual Tally Clerks, Stevedore's Foreman, etc., Charterers paying as per Rider Clauses. ~~at the current rate per meal, for all such victualling.~~
11. That the Charterers shall furnish the Captain from time to time with all requisite instructions and sailing directions, in writing and/or, and the Captain shall keep a full and correct Log of the voyage or voyages, which are to be patent to the Charterers or their Agents, and furnish the Charterers, their Agents or Supercargo, when required, with a true copy of daily Logs, showing the course of the vessel and distance run and the consumption of fuel.
12. That the Capital shall use diligence ~~in caring~~ for the care and the ventilation of the cargo. The Vessel's holds are naturally ventilated only.
~~13. That the Charterers shall have the option of continuing this charter for a further period of~~ ………………………………………………………………………………………………………… ~~on giving written notice thereof to the Owners of their Agents….. days previous to the expiration of the first named term, or any declared option.~~
14. That if required by Charterers, time not to commence before the 22nd June 2018 at 00:01 hrs and should vessel not have g~~iven written notice of readiness~~ been delivered on or before the 30th June 2018 24:00 hrs~~, but not later than 2400 hours  4 p.m.~~ Charterers or their Agents to have the option of canceling this Charter at any time not later than the day of vessel's readiness. See also Clause 82.
15. That in the event of the loss of time from default and/or deficiency of men or stores, fire, breakdown or damages to hull, machinery or equipment, grounding, detention by average accidents to ship or cargo, drydocking for the purpose of examination or painting bottom, or by any other cause preventing the full working of the vessel, the payment of hire shall cease for the time thereby lost until the Vessel has returned to the same or equivalent position, and if upon the voyage the speed be reduced by defect in or breakdown of any part of her hull, machinery or equipment, the time so lost, and the cost of any extra fuel consumed in consequence thereof, and all extra expenses shall be deducted from the hire.
16. That should the Vessel be lost, money paid in advance and not earned (reckoning from the date of loss or being last heard of) shall be returned to the Charterers at once. The act of God, enemies, fire, restraint of Princes, Rulers and People, and all dangers and accidents of the Seas, Rivers, Machinery, Boilers and Steam Navigation, and errors of Navigation throughout this Charter Party, always mutually excepted. The vessel shall have the liberty to sail with or without pilots, to tow and to be towed, to assist vessel in distress, and to deviate for the purpose of saving life and property.
17. That should any dispute arise between Owners and the Charterers, the matter in dispute shall be referred to three persons at London ~~New York~~, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them, shall be final, and for the purpose of enforcing any award, this agreement may be made a rule of the Court. The Arbitrators shall be ~~commercial~~ shipping men. Said  three persons to be shipping men who are members of the London Maritime Arbitrators' Association. Notwithstanding anything contained in the Arbitration Clause to the contrary should neither the claim nor the counter-claim exceed US$ 100,000 (one hundred thousand United States dollars), exclusive of interest on the sum claimed, costs of the arbitration and legal fees, if any, it is hereby agreed the dispute is to be governed by the London Maritime Arbitrators Association Small Claims Procedure 2002.
18. That the Owners shall have a lien upon all cargoes, and all sub-freights, sub-hires for any amounts due under this Charter, including General Average contributions, and the Charterers to have a lien on the Ship for all monies paid in advance and not earned, and any overpaid hire or excess deposit to be returned at once. Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the owners in the vessel.
19. That all derelicts and salvage shall be for Owners' and Charterers' equal benefit after deducting Owners' and Charterers' expenses and Crew's proportion. General Average shall be adjusted, stated and settled, according to ~~Rules 1 to 15, inclusive, 17 to 22, inclusive, and Rule F of~~ York-Antwerp Rules ~~1992~~ 1994 and any amendments thereto~~. 1924, at such port or place in the United States as may be selected  by the carrier,~~ and as to matters not provided for by these Rules, according to the laws and usages at the port of London~~, New York.  In such adjustment disbursements in foreign currencies shall be exchanged into United States money at the rate prevailing on the dates made and allowances for damage to cargo claimed in foreign currency shall be converted at the rate prevailing on the last day of discharge at the port or place of final discharge of such damaged cargo from the ship. Average agreement or bond and such additional security, as may be required by the carrier, must be furnished before delivery of the goods.  Such cash deposit as the carrier or his agents may deem sufficient as additional security for the contribution of the goods and for any salvage and special charges thereon, shall, if required, be made by the goods, shippers, consignees or owners of the goods to the carrier before delivery. Such deposit shall, at the option of the carrier, be payable in United States money and be remitted to the adjuster. When so remitted the deposit shall be held in a special account at the  place of adjustment in the name of the adjuster pending settlement of the General Average and refunds or credit balances, if any, shall be paid in United States money.~~ Hire not to contribute to General Average.
~~In the event of accident, danger, damage, or disaster, before or after commencement of the voyage resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible, by statute, contract, or otherwise, the goods, the shipper and the consignee, jointly and severally, shall contribute with the carrier in general average to the payment of any sacrifices, losses, or expenses of a general average nature that may be made or incurred, and shall pay salvage and special charges incurred in respect of the goods. If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully and in the same manner as if such salving ship or ships belonged to strangers.~~
~~Provisions as to General Average in accordance with the above are to be included in all bills of lading issued hereunder.~~
20. ~~Fuel used by the vessel while off hire, also for cooking condensing water, or for grates and stoves to be agreed to as to quantity, and the cost of replacing same, to be allowed by Owners.~~
21. ~~That as the vessel may be from time to time employed in tropical waters during the term of this Charter, Vessel is to be docked at a convenient place, bottom cleaned and painted whenever Charterers and Captain think necessary at least once in every six months, reckoning from time of last painting, and payment of the hire to be suspended until she is again in proper state for the service.~~
In case of unforeseen circumstances it is Owners' privilege to dry dock and/or repair the vessel at any time during the currency of the Charter Party.
22. ~~Owners shall maintain the gear of the ship if fitted, providing gear (for all derricks) capable of handling lifts up to three tons, also providing ropes, falls, slings and blocks. If vessel is fitted with cranes derricks capable of handing heavier lifts, Owners are to provide necessary gear for same, otherwise equipment and gear for heavier lifts shall be for Charterers' account. Owners also to provide on the vessel lanterns and oil for night work. and vessel to give use of electric light when so fitted, but any additional lights over those on board to be at Charterers' expense. The Charterers to have to the use of any gear on board the vessel.~~
23. ~~Vessel to work night and day, if required by Charterers, and winches to be at Charterers' disposal during loading and discharging: steamer to provide one winchman per hatch to work winches day and night, as required, Charterers agreeing to pay officers, engineers, winchmen, deck hands and donkeymen for overtime work done in accordance with the working hours and rates stated in the ship's articles. If the rules of the port, or labour unions, prevent crew from driving winches, shore Winchmen to be paid by Charterers. In the event of a disabled winch or winches, or insufficient power to operate winches, Owners to pay for shore engine, or engines, in lieu thereof, if required, and pay any loss of time occasioned, thereby.~~
24. ~~It is also mutually agreed that this Charter is subject all the terms and provisions of an all the exemptions from liability contained in the Act of Congress of the United States approved on the 13th day of February, 1893, and entitled "An Act relating to Navigation of Vessels; etc., "in respect of all cargo shipped under this charter to or from the United States of America. It is further subject to the following clause, both of which are to be included in all bills of lading issued hereunder:~~

~~U.S.A. Clause Paramount~~

~~This bill of loading shall have effect subject to the provisions of the Carriage of Goods by Sea Act of the United States, approved April 16, 1936, which shall be deemed to be incorporated herein, and nothing herein contained shall be deemed a surrender by the carrier of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said Act. If any terms of this bill of lading be repugnant to said Act any extent, such terms shall be void to that extent, but no further.~~
~~Both to Blame Collision Clause~~
~~If the Ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the Carrier in the navigation or in the management of the ship, the owners of the good carried hereunder will indemnify the Carrier against all loss or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of said goods, paid or payable by the other or non-carrying ship or her owners to the owners of said goods and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.~~
25. The vessel shall not be required to force ice or follow ice breakers or enter any ice-bound port, or any port where lights or light-ships have been or are about to be withdrawn by reason of ice, or where there is risk that in the ordinary course of things the vessel will not be able on account of ice to safely enter the port or to get out after having completed loading or discharging. See Clause 35.
26. Nothing herein stated is to be construed as a demise of the vessel to the Time Charterers. The owners to remain responsible for the navigation of the vessel, insurance, crew, and all other matters, same as when trading for their own account.
27. A commission of 1,25 per cent is payable by the Vessel and Owners to TMS DRY LTD.
……………………………………………………………………………………………………………………………………………
on hire earned and paid under this Charter, and also upon any continuation or extension of this Charter.
28. An address commission of  3,75 per cent payable to the Charterers on the hire earned and paid under this Charter.

Clause 29 to 121 both inclusive, as attached hereto, are deemed to be fully incorporated in this Charter Party.

THE OWNERS	THE CHARTERERS

/s/ Dr. Adriano Cefai	/s/Tony Skoulaxenos
Dr. Adriano Cefai Director Mare Services Ltd. 5/1 Merchants Street Valletta 1171	Tony Skoulaxenos TMS DRY LTD.

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018
Clause 29 - Vessel’s Description:
MV ‘HUAHINE’ - ALL DETAILS 'ABOUT'
GEARLESS BULK CARRIER - MALTA FLAG
BLT 2013
CLASS BV
SUMMER DWT 206.046 MT AT 18,490M SW
WINTER DWT 200.581 MT AT 18.105M SW
TROPICAL DWT 211.516 MT AT 18,875M SW
TPC FULL LOAD ABT 142 MT - FWA 0,416 M
LOA/LBP/BEAM/DEPTH: 299.92/294.0/50.00/24,90M
INTERNATIONAL GRT/NRT 106.847/68.557
STRENGTHENED FOR HEAVY BULK CARGOES WITH HOLDS 2-4-6-8 MAY BE EMPTY
9 HO/HA
HOLD GRAIN CAP BSS 100 PCT ABT 224.546.6 CBM
1) 15.68X19.60M, 2-8) 15.68X23.20M, 9) 15,68X21,40M
HOLDWISE CAP CBM:
1) 20111.3 - 2) 26149.5 - 3) 25953 - 4) 25953.3 - 5) 25936.1 - 6) 26776.5 - 7) 26793.7 - 8) 25527.1 - 9) 21346 - ALL ABT
SIDE ROLLING HATCH COVERS
HADIMS: 1+9: 16.32X19.20M, 2-8: 16:32X23.40M

SPEED AND CONS AT SEA ALW UNDER GOOD WEATHER CONDITIONS, I.E. WINDS UPTO BEAUFORT SCALE FORCE 4 (MAX 16 KN) AND TOTAL COMBINED (SEA AND SWELL) SIGNIFICANT WAVE HEIGHT UPTO DOUGLAS SEA STATE 3 (0.5-l.25M) WITH NO ADVERSE CURRENTS OR NEGATIVE INFLUENCE OF SWELL. FAVOURABLE CURRENTS ARE NOT TO BE TAKEN INTO ACCOUNT.
SERVICE SPEED/CONS:
BALLAST: ABT 15KN AT ABT 55MT HSFO + ABT 0,2 MT MGO
LADEN: ABT 13.5KN AT ABT 54MT HSFO + ABT 0,2 MT MGO

DURING IDLE PERIODS AT ANCHORAGE OR AT PORTS:
ABT 4,5 MT HSFO/DAY PLUS ABT 0,2 MT MGO/ DAY

DURING LOADING/ DISCHARGING OPERATIONS:
ABT 6MT HSFO/DAY PLUS ABT 0,2MT MGO/DAY

ECO/SPEED CONS:
BALLAST: ABT 13KN AT ABT 41MT HSFO + ABT 0,2 MT MGO
LADEN: ABT 12KN AT ABT 41MT HSFO + ABT 0,2 MT MGO

ULTRA ECO SPEED/CONS GIVEN ‘WITHOUT GTEE’, FOR REFERENCE ONLY, WHILE STEAMING AT ULTRA ECO SPEED WEATHER ROUTE ANALYSIS NOT TO APPLY:
BALLAST: ABT 11KN AT ABT 32MT HSFO + ABT 0,2 MT MGO
LADEN: ABT 10KN AT ABT 32MT HSFO + ABT 0,2 MT MGO

QUALITY OF BUNKERS TO BE IN ACCORDANCE WITH ISO 8217:2010 RMG 380 FOR HEAVY FUEL OIL AND DMA FOR MGO.
CHARTERERS TO COMPLY WITH FUEL OIL/MGO SULPHUR CONTENTS WHEN VESSELS ENTERING AND TRADING IN SECA (SULPHUR EMMISSION CONTROL AREAS)
INCLUDING CHINA AS PER LATEST AMENDMENTS

VSL TO HAVE LIBERTY TO USE ANY OVERPERFORMANCE AT ANY TIME DURING THE CURRENCY OF THIS
CP TO OFFSET ANY UNDRPERFORMANCE AND/OR STOPPAGES. VESSEL TO HAVE LIBERTY OF USING
MGO AT START/STOP/SWITCH GENERATOR ENGINE AT SEA, WHEN ENTERING/LEAVING PORT,
MANEUVERING IN SHALLOW/NARROW WATERS, CANALS, RIVERS AND AT OTHER LIMITED OCCASIONS.

S/Y SHANGHAI JIANGNAN CHANGXING SHIPBUILDING CO LTD SHANGHAI CHINA (SWS)

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

FUEL OIL CAP: 6,070.6 CBM
DIESEL OIL CAP : 457,3 CBM

BALLAST CAP: 63.676.3 CBM EXCL CHOLD NR 6 - 90,452.8 CBM INCL CHOLD NR 6 (HEAVY BALLAST)
PORT BALLAST HOLDS H2: 23,383.1 - H4: 23,174.2- H8: 22,748.1 AT MAX HEIGHT

VESSEL'S CONTACT DETS:
FBB500 Tel 870773169066
FBB500 Fx 870783252711
FBB250 Tel 870773169064
huahine@gtships.com

Clause 30 - Ocean Routes
Charterers have the right to use weather routing service for monitoring vessel’s route and performance. Charterers to nominate the weather routing service but Owners to appoint them on Charterers’ request. Cost to be shared between Charterers and Owners. In case of discrepancy between the weather routing service data and Master’s deck logs then the weather reports of national shore weather stations to apply as to the weather and admiralty ocean pilot charts to apply as to the current factor. WNI always excluded.
Clause 31 - Diesel Oil in Port
The vessel is to have the liberty of using diesel oil when entering and leaving port and for manoeuvring in shallow narrow waters, provided such usage is determined to be essential for the safe manoeuvring of the vessel, always at the discretion of the Master.
Clause 32 - Communication equipment
The vessel shall, as a minimum, be equipped with wireless telegraph and VHF telephone to comply with International regulations and to allow vessel to communicate with land stations. Master, Senior Officers and Radio Officer to be fully conversant with the English language.
Clause 33 - Re-measurement
Charterers have the option to re-measure vessel's deadweight, subject to Owners’ classification society approval, at Charterers’ time and expense. Charterers to restore original deadweight before redelivery at their time and expense.
Clause 34 - Permitted Cargoes
Sole cargoes allowed: Coal, Iron Ore, Iron Ore Concentrates, Iron Ore Pellets, Iron Ore Fines, Manganese Ore, always excluding: DRI / DRIP/ HBI / Petcoke / Sponge Iron / Pig Iron.
In case of loading /discharging at Canadian port(s) then only homogeneous loading to take place (i.e. no alternate holds loading, no block stowage) always in accordance with Vessel’s class approved loading manual.
Clause 35 - Trading Exclusion
Iceland, Sweden, Finland, Norway, Denmark, East Coast Canada between 15th December / 25th April, Jorf Lasfar, ‘Bulkwayuu’ in Maracaibo, Libya including Gulf of Sidra / Sirte, Lebanon, Syria, Israel, former Yugoslavia but Croatia and Slovenia allowed, Albania, Turkish occupied Cyprus, Azov sea, Gulf of Aqaba, Ethiopia, Iran, Iraq, Somalia, Eritrea, Angola including Cabinda, Namibia, CIS Pacific, Liberia, Nigeria, Sierra Leone, Cambodia, North Korea, Haiti, Cuba, Yemen, Sudan, Sri Lanka, Georgia including Abkhazia,

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018
Hokaido, Orinoco River, Amazon River, Nicaragua, Democratic Republic of Congo (formerly Zaire), Murmansk, Alaska, any war risks and/or war like areas and zones, and any countries to which U.S.A./ U.N. sanctions from time to time are imposed.
No direct trading between Peoples’ Republic of China / Taiwan.

Furthermore, subject to change by the war risks underwriters, excluded are also Indian Ocean / Arabian Sea/ Gulf of Aden/ Gulf of Oman/ Southern Red Sea, the waters enclosed by the following boundaries:
- On the north-west, by the Red Sea, south of latitude 15n
- On the west of the Gulf of Oman by longitude 58e
- On the east, longitude 78e
- And on the south, latitude 12s
Except coastal waters of adjoining territories up to 12 nautical miles Offshore.

Owners will transit and trade the west coast of India within the 12nm Zone but will allow vessel to navigate outside of the 12nm zone at the following areas which are subject to additional premium for Charterers’ account:

A) Gulf of Khambhat - Malacca banks
B) Oil field area off Mumbai (restricted area)
C) Gulf of Kachchh & Delta of Indus, and
D) Sonmiani Bay Pakistan

Ship is not allowed to approach within 50 nautical miles of the north coast of Somalia, or within 100 nautical miles of the Socotra Archipelago, or within 200 nautical miles of the east coast of Somalia.
Ice free ports/trading. Vessel not to force ice nor to be ordered to follow ice-breaker(s).
Clause 36 - Deleted
Clause 37 - Delivery/Redelivery Range and notices Itinerary
Charterers undertake to inform the Owners, during the period of Charter, as regards to the itinerary of the vessel and the names and full styles of their Agents at ports of call whenever so required by the Owners.
The Owners shall provide the Charterers with 3/2/1 day definite notice of the estimated time of delivery.
The Charterers shall provide the Owners with a minimum of 30/20/15 days redelivery notice including country of redelivery and further 10 days approximate notice and 5/3/2/1 day definite notice of the estimated time of redelivery.
Clause 38 - Deleted
Clause 39 - Joint Survey
A joint on-hire bunker/condition survey to be conducted at delivery port in Owners time if survey is not available at delivery port then it will be conducted at first loading port in Owners’ time unless vessel is rendering service to Charterers. Expenses to be shared equally between Charterers and Owners. A joint off-hire survey for the purpose of determining the condition of the Vessel, her equipment and quantities of bunkers on board shall be held at last discharging port in Charterers’ time. The expenses of such survey shall be shared equally between Owners and Charterers.
Clause 40 - Holds’ Condition and Cleaning
All holds on arrival at Charterers 1st load port to be clean swept and dried up in every respect to load Charterers intended cargo and to pass relevant surveyors/authorities inspection. If holds fail to pass such

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018
inspection, vessel to be put off hire until reinspection passed. It is however understood and agreed that should holds partially failed such inspection and loading operations take place in those holds passed then, in case there is loss of time for Charterers, the Vessel will be placed off-hire pro rata to the number of holds rejected only.

In lieu of hold cleaning on redelivery: USD 6,500.- lump sum excluding removal of dunnage / debris / etc which Charterers confirm will remove from the ship prior redelivery.
For intermediate holds cleaning between legs, crew shall clean cargo compartments in preparation for the next cargo if Charterers so require. Such cleaning work shall be done in the same efficient manner as if the Vessel was trading for Owners’ account. Charterers shall pay Owners USD 750.- per hold cleaned prior to the next loading. The Vessel shall remain on-hire during cleaning and Owners not to be responsible if the Vessel fails to pass any inspection after cleaning.
Clause 41 - Bunkers
Bunkers’ quantities and prices to be advised.
Bunkers on redelivery to be same quantities as actually delivery.
No payment of bunkers on delivery/redelivery.
Owners to have the right to bunker the vessel prior redelivery under this charter provided same does not interfere with Charterers’ operations.
During service Charterers always to arrange bunkering to take place inside port limits or at a safe usual bunker anchorage and Charterers never to attempt to place bunkers in the vessel outside port limits or in high seas.
Clause 42 - Owners’ Expenses
Owners also to provide and pay for all other expenses of Officers and crew including immigration fees and also all consular fees necessitated because of vessel’s flag or nationality of Owners and lubricating oils. Vessel is to have on board all certificates necessary to comply with requirements at ports of call and canals for and during the service, failing which Owners are to be responsible for all time whilst
Vessel is unable to perform the services immediately required and for substantiated expenses directly incurred thereby. Charterers are to pay for compulsory, customary and port pilots.
Clause 43 - Insurance/P and I cover
43.1
Owners warrant that throughout the currency of this Charter Party the vessel shall be fully covered by leading insurance companies/international P and I Clubs acceptable to the Charterers against Hull and Machinery, War and Protection and Indemnity Risk. Costs of such cover to be at the sole expense of Owners.

43.2
If required by the Charterer s, prior to commencement of the Charter or at any other time, the Owners shall procure that the Managers of the Hull and Machinery insurance and the Protect ion and Indemnity Association shall give the Charterers proper evidence that the vessel is fully covered by the Owners.

43.3	Insurance full style and value (to be advised upon request): Hull and Machinery: War risks: Protection and Indemnity risks:

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018
Clause 44 - Hire

Hire: Index (CS4TC) plus 12, 5 pct to be settled at end of each month. First hire to be paid at Index of the day of delivery based on CS4TC plus 12,5 pct which to be adjusted at end of the month vessel delivers according to actual figures. Hire shall be paid in arrears at the first day of each month, based on average prices of preceding month. In case Owners declare their option to convert to 12 months t/c, rate will be as per forward curve taken by 2 independent FFA brokers to be agreed upon between Owners and Charterers.
Bank details:
DVB BANK SE

PLATZ DEL REPUBLIK 6

60325 FRANKFURT GERMANY

SWIFT : DVKBDEFF

BENEFICIARY : RIGHTMOVE OWNERS INC

IBAN NR : DE23501103002910064107

(CORR. BANK : HSBC BANK NY USA

SWIFT : MRMDUS33 with acc nr 000129879)
Clause 45 - Withholdings
Charterers are to have the right to withhold Owners’ item s and estimated amount for bunkers from the last hire payments, any balance for bunker value is to be settled in the final hire statement. Undisputed off hires and actual Owners’ disbursements may be deducted by Charterers from the Charter hire during the period of the Charter Party. Such deductions will be finalized when proper statements / vouchers are submitted which is to be as soon as possible.
Clause 46 - Banking Delays
Referring to Lines 60 and 61 of New York Produce Exchange printed form, where there is default of payment as specified, the Owners will notify the Charterers whereupon the Charterers shall make payment of the amount due without interest within three (3) working/banking days of notification from the Owners, failing which the Owners will have the right to withdraw the vessel from service of the Charterers, without prejudice to any claim the Owners may otherwise have on the Charterers under this Charter.
Clause 47 - Taxes
Charterers shall pay and keep Owners fully indemnified and hold them harmless in respect of all local, state, national taxes and/or dues assessed on the vessel and/or the Owners and/or cargo and/or in respect of hire, sub-hire, freight, sub-freight or any other income payable under this Charter Party or in respect of the vessel’s employment hereunder, including but no limited to Chinese Enterprise (Corporate) Income Tax, Chinese Business Tax and U.S.A. Gross Transportation Tax, whether assessed during or after the currency of this Charter Party. All taxes and/or dues levied by the country of the flag of the vessel or the Owners shall be for Owners’ account.

Clause 48 - Breakdown or Accident

Should the vessel be put back whilst on voyage by reason of an accident or breakdown, or in the event of loss of time either in port or at sea or deviation upon the course of the voyage caused by sickness or accidents to the crew or any person on board the vessel (other than supercargo and/or other persons travelling by request of the Charterers), the hire shall be suspended from the time of the inefficiency until

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

the vessel is efficient in the same or equivalent position and voyage resumed therefrom, and all substantiated extra expenses directly incurred thereby including bunkers consumed during period of suspended hire shall be for Owners’ account.

Clause 49 - Stevedore Damage
The stevedores although appointed and paid by Charterers/ shippers/ receivers and or their agents are to work under the supervision of the Master who is responsible for the safety of the Vessel. The Charterers shall be responsible for any and all damage to the Vessel, or loss or damage to her equipment caused by stevedores during the currency of this charter party provided the Master has reported to the Charterers or their agents within 24 hours from discovery of the damage(s) unless case of hidden damage. The Charterers shall have the liberty to redeliver the Vessel without repairing the damages as long as same do not affect the Vessel’s seaworthiness/class in which case Charterers undertake to reimburse Owners before redelivery the cost of repairs against production of repairs cost estimated by repairers or dockyard unless otherwise agreed. Should stevedores damage to the Vessel or her fittings/equipment affect Vessel’s seaworthiness/class, then Charterers to arrange for an immediate repair to class-surveyor’s satisfaction at their time/expense.
Clause 50 - Grab Discharge
Vessel is to be suitable for normal size grab discharge and no cargo to be loaded in places inaccessible to grab discharge. Charterers are to have the privilege of using bulldozers/ pay loaders with rubber types / tracks in vessel’s holds provided their weight not to exceed vessel’s tank-top, deck strength, whichever applicable in ports where stevedores can not supply bulldozers or payloaders with rubber wheels / belts then other equipment provided by stevedores for discharging will be allowed.
Clause 51 - Mobile Cranes
Charterers to have the option of placing mobile cranes on deck at their sole risk and expense, always at Master’s discretion and consistent with vessel’s deck strength / characteristics. Owners will appoint class surveyor at Charterers’ expense, to attend during placement of cranes to ensure safe/ proper installation. All works during installation / dismantling and restoration operations to be performed to master’s / class surveyor’s satisfaction.
Cutting and/or welding of hatchcovers is not allowed. Any modification effected to Vessel’s deck and/or damage suffered during the above mentioned works is to be repaired and Vessel is to be restored to its original condition always to the satisfaction of the Master and class surveyor at the Charterers’ sole risk and expense.
Furthermore any material required by the Master and class surveyor for the installation of the mobile cranes and the restoration as above mentioned, shall be for Charterers’ account.
Clause 52
Owners option break t/c, at any time, with 60 days notice.
Clause 53 - Boycott
Should the vessel be boycotted, picketed, blacklisted or similar incident at any port or place by shore and/or port labour and/or tugboats and/or pilots, and/or competent authority, by the terms and conditions on which members of the officers, crew were employed, or by reason of vessel’s flag and or ownership, any substantiated extra expenses directly incurred thereby are to be for Owners’ account and Charterers are entitled to put the Vessel off-hire for any time during which Vessel is unable to perform the services immediately required.

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

Clause 54 - I.T.F.
Owners guarantee that the vessel is, and will remain during the whole period of this Charter fully acceptable to the I.T.F. or equivalent fitted as far as conditions of crew, employment contracts, wages, etc. are concerned.
In the event that the vessel is delayed by reason of boycotts, strikes, labour stoppages or other actions by the I.T.F. against the vessel due to employment conditions, time so lost shall be considered as off-hire, and proven costs directly resulting therefrom are to remain for Owners’ account.
Clause 55 - Arrest
Should the vessel be arrested during the currency of the Charter Party at the suit of any person having or purporting to have a claim against or any interest in the vessel, hire under this Charter Party shall not be payable in respect of any period whilst the vessel remains under arrest or remains unemployed as a result of such arrest. The clause shall be inoperative should the arrest be caused through any act or omission of the Charterers.
Clause 56 - Lack of Crew Members
Any time lost by the vessel by reason of none or more required crew members not being on board when the vessel is ready to sail, or by reason of a strike, stoppage or refusal to work by any crew is to be for Owners’ account and expenses for keeping waiting or cancelling tugs, pilot or mooring boat are to be for Owners’ account
Clause 57 - Blacklisting
Owners warrant that at the commencement of this Charter Party, the vessel is not blacklisted by the United States of America and/or Canadian authorities and/or longshoremen associations nor by Scandinavian, Australian, South African and/or ARAB countries.
Clause 58 - Bills of Lading
In case original Bills of Lading are not available prior to Vessel’s arrival at discharging port Owners to allow discharge/delivery of the cargo against Charterers’ LO.I. in Owners’ P+I club standard wording issued on the Charterers’ letter head and stamped/signed by a designated official of the Charterers only, without bank counter signature.
The Charterers will fax the LO.I. together with copy of the Bills of Lading which will be issued to Owners managers’ office in Greece (fax number 210-3441655) for their approval. Thereafter the Charterers will immediately send by courier mail the original L.0.1., faxing also the courier airway bill to Owners managers. This procedure to take place promptly enough prior to Vessel’s arrival at destination, being understood that the Owners will instruct the Master to release the cargo only after having found all in order and after having received Charterers’ fax with the courier airway bill.
Furthermore Charterers hereby undertake the obligation to mail the original accomplished bills of lading to Owners managers when same available but latest within two months after discharge in which case Owners/managers will courier back to Charterers the LO.I.
Seawaybills permitted only for Japan discharge provided they are marked “subject to Hague-Visby rules”.

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

Clause 59 - Certificates
The Owners warrant that throughout the currency of this Charter Party, the vessel shall to be in possession of any necessary valid certificates enabling the vessel to perform the Charter Party and to comply with all applicable requirements, regulations and recommendations, including but not limited to:
-	Tonnage and measurement certificates
-	Classification and Trading certificates

-	Certificates issued pursuant to the Civil Liability Convention 1969 (C.L.C.) which is applicable to OBOS and tankers
-	Certificates issued pursuant to Section 311 (P) of the U.S. Federal Water Pollution Control Act, as amended (title 33 U.S. Code, Section 1321 (P)
-	Certificates of Financial Responsibility to trade to U.S. waters or to the waters of any other country relevant under this Charter Party
-	ISM certificates
-	Brazilian Authorities’ DPC approval to be in order
-	Certificates pertaining to the Crew

Any time lost or other consequence of any failure to comply with this warrant shall be for Owners’ account
Clause 60 - SUEZ Certificates:
As from first passage of SUEZ CANAL under this Charter, vessel will have onboard current valid Suez Canal Certificates, and will so comply with all applicable requirements, regulations and recommendations as to avoid any delay in transit of canal, failing which time expenses to be for Owners’ account.
Clause 61 - Vaccination Certificates
Owners shall be responsible for and arrange at their own expense that the Master, officers and crew of the vessel to be vaccinated and to be in possession of valid vaccination certificates on delivery of the vessel and throughout the period of this Charter Party. Any time lost and or additional expenses incurred due to failure to provide such certificates shall be for Owners’ account
Clause 62 - Quarantine
Normal quarantine time and expenses to enter port are to be for Charterers’ account. Any extra time or detention and expenses for quarantine due to pestilence and illness of the vessel’s Master, Officers and crew are to be for Owners’ account, but if quarantine detention is on account of the vessel having been sent by Charterers to any infected port, such detention time and expenses are to be for Charterers’ account
Clause 63 - Fumigation
Owners are to supply valid deratisation certificate on vessel’s delivery and if same does not cover whole period of this Charter Party, cost of fumigation (in case fumigation is needed) shall be for Owners’ account and time so required is not to count unless fumigation is required on account of cargo carried or ports visited while vessel is employed under this Charter Party in which case, cost and time are to be for Charterers’ account.
Clause 64 - Compliance with U.S. Safety and Health Regulations
If the vessel calls at any U.S. port for the purpose of loading or discharging cargo, the vessel’s equipment shall comply with regulations established under U.S. Public Law 85-742 part 9 (Safety and Health Regulations for Longshoring) or any subsequent amendments.

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

If longshoremen are not permitted to work due to the failure of master and or Owners to comply with the aforementioned regulations, any delays to the vessel resulting shall be for Owners’ account
Clause 65 - Compliance with International Conventions
65.1	In the event of the vessel being prevented from performing, or being unable to perform the service immediately required hereunder, by reason of:
(A)	Action on the part of relevant authorities resulting from non-compliance with any compulsory applicable enactment enforcing all or part of any of the following international conventions:
-	International Conventions for the Safety of Life at Sea, either SOLAS 1960, or SOLAS 19 74, or SOLAS 1974 in conjunction with its 1978 protocol.
-	International Convention Load Lines 1969
-	International Convention for the Prevention of Pollution from Ships 1973, in conjunction with its 1978 protocol.
-	ILO Merchant Shipping (minimum standards) Convention 1976 (nr. 147). International - Convention on Standards of Training, Certification and Watch Keeping for Seafarers 1978
(B)
Labour stoppages or shortage, boycott, secondary boycott, manifestation of any kind in services essential to the operation of the vessel owing to its flag or registry or ownership or management or to the conditions of employment on board. Provided always that the event(A) and/or (B) is not directed against the Charterers or brought about any act, instruction or omission on the part of the Charterers, then any loss of time shall result in the vessel being off-hire and shall be dealt with in accordance with the off-hire clause.

65.2
It is understood that, if necessary, vessel will comply with any safety regulations and/or requirements in effect at ports of loading and/or discharging. A particular reference is the United States Department of Labour Safety and Health Regulations set forth in part III of the Federal Register.

65.3
Although other provisions of this Charter make it the responsibility of the Owners, it is agreed that should the vessel not meet safety rules and regulations Owners will make immediate corrective measures and any stevedore standby time upto next shift and other substantiated / directly incurred expenses involved, including off-hire, will be for Owners’ account

Clause 66 - Smuggling
Any delay, expenses and/ or time incurred on account of smuggling are to be for Charterers’ account if caused by Charterers and/or persons appointed by Charterers and are to be for Owners’ account, if caused by Owners, Officers and/ or Crew and/ or persons appointed by Owners.
Clause 67 - Sea Carrier Initiative Agreement
The Owners certify that they have entered into, and signed with the US customs, the S.C.I.A. (U.S. Sea Carrier Initiative Agreement) on an individual basis or through an association such as BI MCO, otherwise they warrant to take all necessary steps before delivery, and to hold Charterers harmless through the whole duration of the Charter Party, against any claim from US customs in respect of drugs which may be found on board.
Clause 68 - CUBA Calls
Owners warrant that the vessel is in full compliance with U.S.A. regulations pertaining to port calls to/from CUBA, specifically in compliance with the ‘U.S. Cuban Democracy Act’ and can trade without restraint into U.S. ports

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

Clause 69 - Pratigue
Vessel shall prepare radio pratique, when instructed by Charterers and be in possession of necessary certificates including Japanese sanitary certificates. Charterers’ Agent(s) will assist, as trading pattern allows and properly direct Master regarding the Port Authority’s requirements well in advance, prior to vessel’s arrival at subject port, however, should any time and or expenses be incurred, same to be for Owners’ account.
Clause 70 - Plan / Draft survey
70.1	Prior to delivery, Owners are to supply General Arrangement plans, load scale and capacity plan to Charterers.
70.2
Owners warrant that the vessel will throughout the duration of the Charter Party have on board capacity plan, hydrostatic curves and tables of displacement, tank calibration and trimming correction tables all sounding tubes to be in good maintenance conditions and free from impediments and vessel to have ballast tanks either empty or pressed full and trim to be deducted to minimum and not to exceed trim table corrections. If vessel does not comply with above requirements she will be put off-hire until able to perform such survey. Master to keep written record of drainage moisture pumped out/in. If required, Master to forward to Charterers upon arrival at unloading port and before start of discharging a certificate indicating all ballast remains.

Clause 71 - Suspension in Case of War
In the event of war or warlike operations involving two or more of the following nations:
United States of America, E.C.C. Countries, Japan, Australia, Commonwealth Of IndependentStates and People’s Republic of China and/or the nation under the flag which vessel is performing under this Charter is registered, which seriously affects Charterers’ or Owners’ ability to perform their obligations under this Charter Party, both Charterers and Owners shall have the right to suspend this Charter Party with three (3) weeks written notice without liability to the other party. If the Charter Party is suspended, such suspension shall take place at port of destination after discharge of any cargo on board, subject to the provisions of attached Conwartime 2004 clause.
Clause 72 - Vessel’s Inspection
Charterers have the benefit of holding vessel’s inspection at any time at their expense on giving reasonable notice to Owners. Owners or Master is to give facility and assistance to carry out this inspection.
Clause 73 - Rejection of the Vessel
The Charterers shall have the option of rejecting the vessel and cancelling this Charter Party in following events:
(a)	the vessel being off-hire as a result of technical reasons attributed to the Owners for a period in excess of 60 (sixty) consecutive days except for drydock in any period of 12 (twelve) months,
(b)
Owners having failed to remedy/restore Vessels deficiencies which result in restriction to vessel’s immediate trading within 60 (sixty) days after Owners’ receipt of Charterers’ notice requiring to remedy/restore.

Clause 74 - Off-Hire Bunker Consumption
Bunkers consumed during any period during which the vessel is off-hire for whatever cause, shall be calculated at the latest bunkering price actually paid by the Charterers.

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

Clause 75 - Vessel’s Gear
Vessel is to work day and night and to provide lights for night working, if required by Charterers. Any overtime charges for officers and crew are to be for Owners’ account. If the vessel’s gear for opening and closing hatches becomes inoperative, the vessel is to be off-hire. Such off-hire is to be calculated pro-rata to the number of inoperative hatches and is only to count if ship’s loading or discharging is actually delayed.
Clause 76 - Hatches
Crews are to open and close hatches before, during and alter stevedore work when and where required and when permitted by shore regulations.
Clause 77 - Fresh Water
Fresh water consumed under this Charter for the purpose of drinking, washing of Master, officers and crew on board is to be for Owners’ account. When trading limits the vessel’s ability to provide fresh water through it’s desalination plant, then extra expense for replenishment of fresh water for Charterers’ account.
Clause 78 - Sublet
Charterers may sublet vessel, but shall always remain responsible to Owners for due fulfilment of this Charter Party.
Clause 79 - Watchmen
Watchmen are to be for Owners’ account if so ordered/requested by Owners and/ or Master.
If security guards/gangway watchmen during ship’s stay in United States of America port as required by the Immigration Department or United States Coast Guard due to nationality(ies) of ship’s crew members then same to be for Owners’ account. Watchmen are to be for Charterers’ account if compulsory or ordered by Charterers / shippers / receivers / their agents.
Clause 80 - Owner’s Agents
Owners may appoint Charterers’ Agents to deal with Owners’ matters.
Charterers agree to have their Agents attend to minor matters of Owners without Agents charging extra agency fee. All expenses pertaining to Owners to be settled directly between Owners and Agents at cost.
Clause 81 - Additional Expenses
Charterers are to pay a lumpsum of USD 1,500.- (one thousand five hundred United States dollars) per month or pro rata to cover entertainment expenses and radio telegrams/ telephone charges for Charterers’ account disbursed by Owners.
Clause 82 - Laydays
Deleted
Clause 83 - Excessive Days in Port
Where the Vessel remains at anchorage, in port or idle for an extended period more than 30 days in compliance with Charterers’ orders/instructions, and this causes fouling of the hull or underwater parts, Owners shall not be responsible for such fouling or any vessel under performance caused by such fouling. The cost of cleaning and painting the hull or underwater parts, and the time spent doing so, shall be for Charterers’ account.

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

Clause 84 - BIMCO Double Banking Clause
(a)
The Charterers shall have the right, where and when it is customary and safe for vessels of similar size and type to do so, to order the Vessel to go, lie or remain alongside another vessel or vessels of any size or description whatsoever or to order such vessels to come and remain alongside at such safe dock, wharf, anchorage or other place for transhipment, loading or discharging of cargo and/ or bunkering.

(b)
The Charterers shall pay for and provide such assistance and equipment as may be required to enable any of the operations mentioned in this clause safely to be completed shall give the Owners such advance notice as they reasonably can of the details of any such operations.

(c)
Without prejudice to the generality of the Charterers’ right s under (a) and (b), it is expressly agreed that the Master shall have the right to refuse to allow the Vessel to perform as provided in (a) and (b) if in his reasonable opinion it is not safe so to do.

(d)
The Owners shall be entitled to insure any deductible under the Vessel’s hull policy and the Charterers shall reimburse the Owners any additional premium(s) required by the Vessel’s Underwriters and/ or the cost of insuring any deductible under the Vessel’s hull policy.

(e)
The Charterers shall further indemnify the Owners for any costs, damage and liabilities resulting from such operation. The Vessel shall remain on hire for any time lost including periods for repairs as a result of such operation.

Clause 85 - GMT Time
For delivery, redelivery, ETA, ETS, ETC, time to be advised in local time. For calculation purposes, hire is to be computed in GMT time.
Clause 86 - Change of Flag
Owners shall have the right to change the vessel’s flag and/ or crew, subject to Charterers' prior consent which is not to be unreasonably withheld. Such change(s) are not, in any way, to hinder, prevent or detract from Charterers' rights and ability to use the vessel according to present Charter Party terms.
Clause 87 - Periodical Survey/Dry Dock
Charterers to position vessel in Far East zone for scheduled dry dock following Owners’ three (3) months notice. Vessel to be placed off-hire from the time she is withdrawn from Charterers’ service for dry dock until she is again in the same or equidistant position.
Clause 88 - Deviation / Put Back
In the event of loss of time either in port or at sea, deviation from the course of the voyage or putting back whilst on voyage, caused by sickness of or an accident to or misconduct by Master/ Officers/ crew, stowaway, refugee or any person on board vessel other than persons travelling by request of Charterers or by reason of the refusal of Master or Officer(s) or crew to perform their duties or an accident or breakdown to vessel or dry docking or periodical survey, the hire shall be suspended from the time of inefficiency in port or at sea, deviation or putting back until vessel is again efficient in the same or equivalent position in respect to the port where Vessel is originally destined for and voyage resumed therefrom and bunkers consumed during such period of suspension shall be for Owners’ account.
Clause 89 - Cargo Claims
Cargo claims as between the Owners and the Charterers shall be settled in accordance with the Inter-Club New York Produce Exchange Agreement of February 1970 as amended September 1996 as attached.

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

Clause 90 - English Law
In this Charter Party English Law to apply.
Clause 91 - Protective Clauses
The New Both-to-Blame Collision Clause, New Jason Clause and General Clause Paramount or U.S.A. Clause Paramount or Canadian Clause paramount whichever applicable, P+I Bunkering clause and Voywar 2004 Clause, are deemed to be incorporated in all Bills of Lading issued under this Charter Party and all sub-Charter Parties. Conwartime 2004 as attached, is deemed to be incorporated in this Charter Party and to apply.
Clause 92 - Deleted
Clause 93
Basic war risk insurance to be for Owners’ account, however, in the event of any increase in war risk insurance premia (H+M/P+I ), including loss of hire and crew war risk bonus as well as blocking and trapping, due to the trade in which vessel is engaged, same to be for Charterers’ account until additional war risk premia no longer apply. The Charterers to place Owners in funds in lieu of such premia as provided by Owners insurance brokers prior vessel entering the war zone/place. In case vessel’s stay in the war zone/place prolonged and the amount already paid by the Charterers is not sufficient then Charterers to place Owners again in funds promptly for any further amounts required to cover vessel’s prolonged stay in the war zone/place.Owners will submit to Charterers the relevant debit notes immediately upon receipt of same from the insurance brokers and if there will be any difference plus or minus then same to be settled together with the next scheduled payment as per charter party. Such additional premium is not to exceed London underwriters’ scale. Owners will credit no claim bonus to Charterers.
Clause 94
The Owners guarantee that the construction of the vessel with fittings and other equipment shall comply with the requirements and/or recommendations of Australian Shore Labourers and Pilots.
Clause 95
Charterers have the right to instruct the Master to utilize the vessel’s maximum water ballast capacity and eventually to flood one or more holds in port, in order to bring down vessel’s height to get into position under loading and/or discharging appliances, however , the hold/holds to be utilized for ballasting should be only the designated ballast holds, always in conformity to free board and/or safety requirements.
Clause 96
Notwithstanding anything to the contrary in this Charter, Owners guarantee that throughout the currency of this Charter Owners will comply with all federal, state and/ or local government requirements (including but not limited to the obtaining of Certificate of Financial Responsibility under OPA 90) to enable vessel to lawfully trade to the United States of America and any countries permitted under this Charter.
Clause 97
Charterers to have the privilege of ordering the vessel to be laid up at any time during the period of this Charter Party. In such event, Time charter hire shall be paid in accordance with Clause 4, less all operating costs which Owners may be able to save by reason of the Vessel having been laid up, if any. A joint condition survey of the Vessel to be carried out in the beginning and at the end of a layup period. Also,

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018
Owners to have the right to arrange for an underwater inspection. Any and all expenses to be incurred including, but not limited to, cleaning and painting the hull or underwater parts, restoring the Vessel and her machinery / equipment for service, class and P+I fees and expenses to be for Charterers’ account. These provisions apply in any case and fully whether layup may terminate during the currency of or, at the end of this charter party.
Charterers to have the benefit of any return insurance premium if and when granted and paid to Owners from the underwriters by reason of the vessel being in port for a minimum of 30 (thirty) days.
Clause 98
Charterers guarantee that they are fully covered with a first class P+I club including cargo claims, F / D+D (Freight / Demurrage + Defence) and full Charterers liability and will remain so for the total duration of the present charter.
Clause 99
In case Vessel’s last voyage exceeds the maximum period and the market rate rises above the c/p rate in the meantime, it is hereby agreed that the charter hire will be adjusted to the prevailing market level from DLOSP of the last discharging port prior commencement of the last voyage until actual redelivery of the Vessel to the Owners, whether Vessel fixed for next employment or not, whether Vessel sold or not. Such adjusted rate to be calculated as follows:
-	If Vessel redelivered east of Suez including Red Sea/Indian Ocean/Pacific Ocean then the average rate of route C10_03 for the whole applicable period as defined above to apply.
-
If Vessel redelivered west of Suez including Mediterranean sea/ Black sea/Baltic sea / Atlantic ocean then the average rate of route C8_03 for the whole applicable period as defined above to apply. This clause is null and void in case of force majeure

Clause 100 - Hamburg Rules Charter Party Clause
Neither the Charterer s nor their agents shall permit the issue of any bill of Lading, waybill or other document evidencing a contract of carriage (whether or not signed on behalf of the Owner or on the Charterers’ behalf or on behalf of any sub-Charters) incorporating, where not compulsorily applicable, The Hamburg Rules or any legislation giving effect to the Hamburg Rules or any other legislation imposing liabilities in excess of Hague or Hague Visby Rules. Charterers shall indemnify the Owners against any liability, loss or damage which may result from any breach of the foregoing provisions of this clause.
Clause 101 - P & I Bunker Clause
“The vessel shall have the liberty as part of the contract voyage to proceed to any port or ports at which bunker oil is available for the purpose of bunkering at any stage of the voyage whatsoever and whether such ports are on or off the direct and/or customary rout e or routes between any of the ports of loading or discharge named in this Charter Party and may there take oil bunkers in any quantity in the discretion of Owners even to the full capacity of fuel tanks and deep tanks and any other compartment in which oil can be carried, whether such amount is or is not required for the chartered voyage.”
Clause 102 - Deviation Clause
The vessel has liberty to call at any port or ports in any order, for any purpose, to sail without pilots, to tow and/or assist vessels in all situations, and also to deviate for the purpose of saving life and/or property. Eventual costs and benefits to be equally shared by Charterers and Owners.
Clause 103 - Clause Paramount
This bill of lading shall have effect subject to the provisions of the Carriage of Goods by Sea Act of the United States, provisions of Water Carriage of Goods Act 1936 enacted by the Parliament of the Dominion

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018
of Canada, the Hague Rules, or the Hague-Visby Rules, as applicable, or such other similar national legislation as may mandatorily apply by virtue of origin or destination of the bills of lading, which shall be deemed to be incorporated herein and nothing herein contained shall be deemed a surrender by the carrier of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said applicable If any term of this bill of lading be repugnant to said applicable Act to any extent, such term shall be void to that extent, but no further.

Clause 104 - General Clause Paramount
The International Convention for the Unification of Certain Rules of Law relating to Bills of Lading signed at Brussels on 25 August 1924 (“the Hague Rules”) as amended by the Protocol signed at Brussels on 23 February 1968 (“the Hague-Visby Rules”) and as enacted in the country of shipment shall apply to this Contract. When the Hague Visby Rules are not enacted in the country of shipment, the corresponding legislation of the country of destination shall apply, irrespective of whether such legislation may only regulate outbound shipments.
When there is no enactment of the Hague-Visby Rules in either the country of shipment or in the country of destination, the Hague Visby Rules shall apply to this Contract save where the Hague Rules as enacted in the country of shipment or if no such enactment is in place, the Hague Rules as enacted in the country of destination apply compulsorily to this Contract.
The Protocol signed at Brussels on 21 December 1979 (“The SDR Protocol 1979”) shall apply where the Hague Visby Rules apply, whether mandatorily or by this Contract. The Carrier shall in no case be responsible for loss of or damage to cargo arising prior to loading, after discharging, or while the cargo is in the charge of another carrier or with respect to deck cargo and live animals.
Clause 105 - Canadian Clause Paramount
This Bill of Lading, so far as it relates to the Carriage of Goods by Water, shall have effect, subject to the provisions of the Water Carriage of Goods Act 1936, enacted by the Parliament of the Dominion of Canada, which shall be deemed to be incorporated herein and nothing herein contained shall be deemed a surrender by the Carrier of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said Act. If any term of this Bill of Lading be repugnant to said Act to any extent such terms shall be void to that extent but no further.
Clause 106 - U.S.A. Paramount Clause
This contract of Affreightment as well as its pertaining Bills of Lading shall have effect subject to the provisions of the Carriage of Goods by Sea Act of the United States, approved on April 16th, 1936, which shall be deemed to be incorporated herein, and nothing herein contained shall be deemed a surrender by the carrier of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said Act. If any term of this contract or its Bills of Lading be repugnant to said Act to any extent, such term shall be void to that extent but no further.
Clause 107 - New Jason Clause
In the event of accident, danger, damage or disaster before or after commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, the carrier is not responsible, by statute, contract or otherwise, the goods, shippers, consignees, or Owners of the goods shall contribute with the carrier in general average to the payment of any sacrifices, losses, or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the goods.

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if such salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the goods and any salvage and special charges thereon shall, if required, be made by the goods, shippers, consignees or Owners of the goods to the carrier before delivery.
Clause 108 - New Both to Blame Collision Clause
If the liability for any collision in which the vessel is involved while performing this Bill of Lading fails to be determined in accordance with the laws of the United States of America, the following clause shall apply:
If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the Owners of the goods carried hereunder will indemnify the carrier against all loss or liability to the other or non-carrying ship or her Owners insofar as such loss or liability represents loss of, or damage to, or any claim whatsoever of the Owners of the said goods, paid or payable by the other or non-carrying ship or her Owners to the Owners of the said goods and set off, recouped or recovered by the other or non-carrying ship or carrier or her Owners as part of their claim against the carrying ship or carrier.
The foregoing provision shall also apply where the Owners, Operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect to a collision or contact.
Clause 109  - Drug And Alcohol Policy
Owners warrant that there is a policy on Drug and Alcohol Abuse (Policy) applicable to the vessel which meets or exceeds that standard in the International Marine Forum Guidelines for the control of Drugs and Alcohol on board the Ship. Under the Policy, alcohol impairment shall be defined as a blood alcohol content of 40mg/100ml or greater; the appropriate seafarers to be tested shall be the full Vessel’s complement and the drug/alcohol testing and screening shall include unannounced testing in addition to route medical examinations.
An objective of the Policy should be that the frequency of the unannounced testing be adequate to act as an effective abuse deterrent, and that all officers be tested at least once a year through a combined program of unannounced testing and routine medical examinations.
Owners further warrant that the Policy will remain in effect during the term of this Charter and that Owners shall exercise due diligence to ensure that the Policy is complied with. It is understood that an actual impairment of any test finding of impairment shall not in and of itself mean the Owners have failed to exercise due diligence.
Owners undertake, unless they have already done it, to sign the US Customs “Sea Carrier Initiative Agreement” in consideration with the US Anti-Drug Abuse Act 1986.
Remark: In case of discrepancies between Printed Form and Rider Clauses, Rider Clauses will prevail.
Clause 110 - War Risks Clauses for Time Charter, 2004 (Code Name: CONWARTIME 2004)
(a)	For the purpose of this Clause, the words:
(i)	“Owners” shall include the shipowners, bareboat charterers, disponent owners, managers or other operators who are charged with the management of the Vessel, and the Master; and
(ii)	‘War Risks” shall include any actual, threatened or reported:

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

war; act of war; civil war; hostilities; revolution; rebellion; civil commotion; warlike operations; laying of mines; acts of piracy; acts of terrorists; acts of hostility or malicious damage; blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever); by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgement of the Master and/or the Owners, may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons onboard the Vessel.
(b)
The Vessel, unless the written consent of the Owners be first obtained, shall not be ordered to or required to continue to or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, where it appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Master and/or the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, she shall be at liberty to leave it.

(c)
The Vessel shall not be required to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

(d)	(i)	The Owners may effect war risks insurance in respect of the Hull and Machinery of the Vessel and their other interests (including, but not limited to, loss of earnings and detention, the crew and their protection and Indemnity Risks), and the premiums and/or calls therefore shall be for their account.
(ii)
If the Underwriters of such insurance should require payment of premiums and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, or pass through any area or areas which are specified by such Underwriters as being subject to additional premiums because of War Risks, then the actual premiums and/or calls paid shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(e)
If the Owners become liable under the terms of employment to pay to the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then the actual bonus or additional wages paid shall be reimbursed to the Owners by the Charterers at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(f)	The Vessel shall have liberty:-
(i)
to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owners are subject, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)	to comply with the order, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;
(iii)
to comply with the terms of any resolution of the Security Council of the United Nations, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement;

(iv)	to discharge at any other port any cargo or part thereof which may render the Vessel liable to confiscation as a contraband carrier;

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

(v)
to call at any other port to change the crew or any part thereof or other persons on board the Vessel when there is reason to believe that they may be subject to internment, imprisonment or other sanctions.

(g)
If in accordance with their rights under the foregoing provisions of this Clause, the Owners shall refuse to proceed to the loading or discharging ports, or any one or more of them, they shall immediately inform the Charterers. No cargo shall be discharged at any alternative port without first giving the Charterers notice of the Owners’ intention to do so and requesting them to nominate a safe port for such discharge. Failing such nomination by the Charterers within 48 hours of the receipt of such notice and request, the Owners may discharge the cargo at any safe port of their own choice.

(h)
If in compliance with any of the provisions of sub-clauses (b) to (g) of this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfilment of this Charter Party.

Clause 111 - BIMCO Bunker Fuel Sulphur Content Clause For Time Charter Parties 2005
(a)
Without prejudice to anything else contained in this Charter Party, the Charterers shall supply fuels of such specifications and grades to permit the vessel, at all times, to comply with the maximum sulphur content requirements of any emission control zone when the vessel is ordered to trade within that zone.

The Charterers also warrant that any bunker suppliers, bunker craft operators and bunker surveyors used by the Charterers to supply such fuels shall comply with Regulations 14 and 18 of MARPOL Annex VI, including the Guidelines in respect of sampling and the provision of bunker delivery notes. The Charterers shall indemnify, defend and hold harmless the Owners in respect of any loss, liability, delay, fines, costs or expenses arising or resulting from the Charterers’ failure to comply with this Sub-Clause (a).
(b)	Provided always that the Charterers have fulfilled their obligations in respect of the supply of fuels in accordance with Sub-clause (a), the Owners warrant that:
(i)	The vessel shall comply with Regulations 14 and 18 of MARPOL Annex VI and with the requirements of any emission control zone; and
(ii)	The vessel shall be able to consume fuels of the required sulphur content when ordered by the Charterers to trade within any such zone.
Subject to having supplied the vessel with fuels in accordance with Sub-clause (a), the Charterers shall not otherwise be liable for any loss, delay, fines, costs or expenses arising or resulting from the vessel’s failure to comply with Regulations 14 and 18 of MARPOL Annex VI.
(c)
For the purpose of this Clause, “emission control zone” shall mean zones as stipulated in MARPOL Annex VI and/or zones regulated by regional and/or national authorities such as but not limited to, the EU and the US Environmental Protection Agency.

Clause 112 - BIMCO Standard ISM Clause for Voyage and Time Charter Parties
From the date of coming into force of the International Safety Management (I SM) Code in relation to the Vessel and thereafter during the currency of this Charter Party, the Owners shall procure that both the Vessel and “the Company” (as defined by the ISM Code) shall comply with the requirements of the ISM Code. Upon request the Owners shall provide a copy of the relevant Document of Compliance (DOC) and Safety Management Certificate (SMC) to the Charterers.
Except as otherwise provided in this Charter Party, loss, damage, expense or delay caused by failure on the part of the Owners or “the Company” to comply with the ISM Code shall be for the Owners’ account.

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

Clause 113 - BIMCO ISPS / MTSA Clause for Time Charter Parties 2005
(a)	(i)	The Owners shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) relating to the Vessel and “the Company” (as defined by the ISPS Code). If trading to or from the United States or passing through United States waters, the Owners shall also comply with the requirements of the US Maritime Transportation Security Act 2002 (MTSA) relating to the Vessel and the “Owner” (as defined by the MTSA).
(ii)
Upon request the Owners shall provide the Charterers with a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) and the full style contact details of the Company Security Officer (CSO).

(iii)
Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Owners or “the Company” / “Owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for the Owners’ account, except as otherwise provided in this Charter Party.

(b)	(i)	The Charterers shall provide the Owners and the Master with their full style contact details and, upon request, any other information the Owners require to comply with the ISPS Code/MTSA. Where sub-letting is permitted under the terms of this Charter Party, the Charterers shall ensure that the contact details of all sub-Charterers are likewise provided to the Owners and the Master. Furthermore, the Charterers shall ensure that all sub-Charter Parties they enter into during the period of this Charter Party contain the following provision:
"The Charterers shall provide the Owners with their full style contact details and where sub-letting is permitted under the terms of the Charter Party shall ensure that the contact details of all sub-Charterers are likewise provided to the Owners.”
(ii)	Loss, damages, expense or delay (excluding consequential loss, damages expense or delay) caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account, except as otherwise provided in this Charter Party.
(c)
Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code / MTSA including, but not limited to, security guards, launch services, vessel escorts, security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the negligence of the Owners, Master or crew. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

(d)	If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.
Clause 114 - U.S. Customs Advance Notification / AMS Clause for Voyage Charter Parties
(a)
If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Owners shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense:

i)	Have in place a SCAC (Standard Carrier Alpha Code);
ii)	Have in place an ICB (International Carrier Bond); and
iii)	Submit a cargo declaration by AMS (Automated Manifest System) to the US Customs.
The Charterers shall provide all necessary information to the Owners and/or their agent to enable the Owners to submit a timely and accurate cargo declaration. The Charterers shall assume liability for and

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018
shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of this sub-clause. Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, all time used or lost shall count as laytime or, if the Vessel is already on demurrage, time on demurrage.

(c)
The Owners shall assume liability for and shall indemnify, defend and hold harmless the Charterers against any loss and/or damage whatsoever (including consequential loss and/ or damage) and any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Owners’ failure to comply with any of the pprovisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, all time used or lost shall not count as laytime or, if the Vessel is already on demurrage, time on demurrage.

(d)
The assumption of the role of carrier by the Owners pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

Clause 115 - BIMCO Bulk Carrier Safety Clause
(a)
The Charterers shall instruct the Terminal Operators or their representatives to cooperate with the Master in completing the IMO SHIP/SHORE SAFETY CHECKLIST and shall arrange all cargo operations strictly in accordance with the guidelines set out therein.

(b)
In addition to the above and notwithstanding any provision in this Charter Party in respect of loading/ discharging rates, the Charterers shall instruct the Terminal Operators to load/ discharge the Vessel in accordance with the loading/ discharging plan, which shall be approved by the Master with due regard to the Vessel’s draught, trim, stability, stress or any other factor which may affect the safety of the Vessel.

(c)
At any time during cargo operations the Master may, if he deems it necessary for reasons of safety of the Vessel, instruct the Terminal Operators or their representatives to slow down or stop the loading or discharging.

(d)	Compliance with the provisions of this Clause shall not affect the counting of laytime.
Clause 116
The Owners to have the right to sell the vessel at any time during the period of this Charter Party having promptly informed the Charterers in this respect and to provide them with the name of the new owners, subject to Charterers approval which not to be unreasonably withheld.
Clause 117
Deleted.
Clause 118
Negotiations and fixture are to be kept strictly private and confidential except in case of statutory requirements or those of Stock listed companies.
Clause 119 - BIMCO Piracy Clause for Time Charter Parties
(a)
The Vessel, unless the written consent of the Owners be first obtained, shall not be ordered to or required to continue to or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, where it appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgment of the Master and/or the Owners, may be, or are likely to be,

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

exposed to any actual, threatened or reported acts of piracy, whether such risk of piracy existed at the time of entering into this charter party or occurred thereafter. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, she shall be at liberty to leave it.

(b)
If the Owners do not give their consent they shall immediately inform the Charterers and the Charterers shall be obliged to issue alternative voyage orders and any time lost due to compliance with such orders shall not be considered off-hire. The Charterers shall indemnify the Owners for any claims from holders of Bills of Lading or third parties caused by such orders.

(c)	If the Owners consent or if the Vessel proceeds to or through an area exposed to risk of piracy the Owners shall have the liberty:
(i)
to take reasonable preventive measures to protect the vessel, her crew and cargo including but not limited to taking a reasonable alternative route, proceeding in convoy, using escorts, avoiding day or night navigation, adjusting speed or course, or engaging security personnel or equipment on or about the vessel,

(ii)	to comply with the orders, directions or recommendations of any underwriters who have the authority to give the same under the terms of the insurance;
(iii)
to comply with all orders, directions, recommendations or advice given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owners are subject, or any other Government, body or group, including  military  authorities, whatsoever acting with the power to compel compliance with their orders or directions;

(iv)
to comply with the terms of any resolution of the Security Council of the United Nations, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement; and the Charterers shall indemnify the Owners for any claims from holders of Bills of Lading or third parties caused by such orders.

(d)	Costs
(i)
If the Vessel proceeds to or through an area where due to risk of piracy additional costs will be incurred including but not limited to additional insurance, additional personnel and preventative measures to avoid piracy attacks, such costs shall be for the Charterers’ account. Any tim e lost waiting for convoys, following recommended routeing, timing, or reducing speed or taking measures to minimise risk, shall be for the Charterers’ account and the Vessel shall remain on hire;

(ii)
If the Owners become liable under the terms of employment to pay to the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said  terms, then the actual bonus  or additional wages paid shall be  reimbursed to the Owners by the Charterers at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first;

(iii)
If the underwriters of the Owners’ insurances should require payment of additional premiums and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, or pass through any area or areas which are specified by such Underwriters as being subject to additional premiums because of piracy risks, then the actual additional premiums and/or calls paid shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(e)
If the Vessel is attacked or seized by pirates any time lost shall be for the account of the Charterers and the Vessel shall remain on hire. If the Vessel is seized the Owners shall keep the Charterers closely informed of the efforts made to have the Vessel released.

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

(f)	If in compliance with this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfillment of this Charter Party.
Clause 120 - Radioactivity Risk Clause for Time Charter Parties
(a)
The Vessel shall not be obliged to proceed or required to continue to or through or remain at, any port, place, area or zone, or any waterway or canal ( hereinafter "Area”) which may expose the Vessel, her cargo, crew or other persons on board the Vessel to danger from levels of ionizing radiations from or contamination by radioactivity from any nuclear fuel, nuclear waste or from the combustion of nuclear fuel, or the radioactive, toxic, explosive or other hazardous or contaminating properties of any nuclear installation, reactor or other nuclear assembly or component thereof (hereinafter “Radioactivity”) determined by a competent local, national or international authority (including but not limited to the International Atomic Energy Authority and the World Health Organization) to be harmful to human health.

(b)
If in accordance with sub-clause(a) the Owners decide that the Vessel shall not proceed or continue to or through or remain in the Area they must immediately inform the Charterers. The Charterers shall be obliged to issue alternative voyage orders and shall indemnify the Owners for any claims from holders of the Bills of Lading caused by waiting for such orders and/or the performance of an alternative voyage. Any time lost as a result of waiting for or complying with such orders shall not be considered off-hire.

(c)
The Vessel shall have liberty to comply with all orders, directions, recommendations or advice of competent authorities and/or the Flag State of the Vessel in respect of arrival, routes, ports of call, destinations, discharge of cargo, delivery, or in any other way whatsoever.

(d)
The Charterers warrant that they shall not load cargoes and/ or empty containers and/or supply bunkers that have levels of Radioactivity in excess of normal background radiation levels for the Area. The Owners, at their discretion, may arrange for a radioactive survey by an independent qualified surveyor, at the Charterers’ cost, expense and time. If the level of Radioactivity in the cargoes, empty containers and/ or bunkers is determined by the surveyor to exceed normal background levels, the Owners shall have the right to refuse to load such cargoes, empty containers and/or bunkers.

(e)
Any delays arising out of measures taken by port authorities to screen the Vessel for radiation either in the countries affected by Radioactivity or at subsequent ports of call shall be for the Charterers’ account. Any time lost as a result of complying with such screening shall not be considered off-hire.

(f)
If in compliance with this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfillment of this Charter Party. In the event of a conflict between the provisions of this Clause and any implied or express provision of the Charter Party, this Clause shall prevail to the extent of such conflict, but no further.

Clause 121 - Loading Iron Ore in India
The Charterers are to provide certificate(s) of testing from a laboratory which must be approved in advance by the Owners and such certificate(s) of testing must state the TML (Transportable Moisture Limit) and FMP (Flow Moisture Point) and Moisture Content. Such certificate(s) are to be presented to the Owners and the Master prior to, and as a condition of, the commencement of loading.
Notwithstanding above, should the Owners so require, the Charterers are to allow the Owners or their representatives to take samples of cargoes prior to, and as a condition of, loading and the Owners shall be entitled to test such samples and/or appoint surveyors and/or experts to act on their behalf always at the Owners’ discretion, but only one of the following companies to be used:
Either, M/S ERICSON & RICHARDS (GOA) or M/S J.B. BODA PVT LTD (GOA).

ADDITIONAL CLAUSES TO M/V "HUAHINE"
CHARTER PARTY DATED 20TH JUNE 2018

The master shall have the right to refuse to accept cargo on board.
Such refusal shall not be a breach of charter, vessel shall remain on-hire, and the Charterers shall be responsible, at their sole time and expense for all steps required to provide a safe cargo to the satisfaction of the master.
The Charterers agree to pay and indemnify the Owners for all costs / fees, liabilities and all time taken in connection with the matters provided for in this clause shall be for the Charterers’ account. Cargo loaded in vessel’s holds after having been tested and accepted by Owners/Master cannot be rejected.

-END-

SIDE LETTER
TO
M/V “HUAHINE”
CHARTER PARTY DATED 20TH JUNE 2018
It is mutually agreed between RIGHTMOVE OWNERS INC., Marshall Islands as Owners and TMS DRY LTD., Marshall Islands as Charterers that notwithstanding anything else in this Charterparty:
-	Israel trading is allowed provided no subsequent voyage to Arabian country.
-	Sierra Leone: to be discussed/considered on a case by case basis.
-
Indian Ocean /Gulf of Aden/Red Sea Passage: to be discussed/considered on a case by case basis against Charterers paying for all extra insurance, crew war bonus and for sufficient armed guards and safety/protection equipment.

THE OWNERS:	THE CHARTERERS:

/s/ Dr. Adriano Cefai	/s/Tony Skoulaxenos
Dr. Adriano Cefai Director Mare Services Ltd 5/1 Merchants Street Valletta 1171	Tony Skoulaxenos TMS DRY LTD.